EXHIBIT 99.1

Eagle Bancorp Montana Announces Promotions, Dale Field promoted to SVP/Chief Credit Officer, Chantelle Nash promoted to SVP/Chief Risk Officer and Mike Mundt promoted to Executive Vice President/Chief Community Banking Officer

HELENA, Mont., July 1, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), the holding company of American Federal Savings Bank, today announced that Dale Field has been promoted to SVP/Chief Credit Officer, Chantelle Nash has been promoted to SVP/Chief Risk Officer and Mike Mundt has been promoted to Executive Vice President/Chief Community Banking Officer, effective July 1, 2014.

"We are very pleased to announce the very deserving promotions of Field, Nash and Mundt," said Peter J. Johnson, President and CEO. "These promotions will provide us with a better structure to manage our size and footprint across the state, as well as position us for managing additional growth. It recognizes the importance of the risk management function and also separates the credit administration function from the lending department."

Mr. Field joined Eagle in 2001 as VP/Commercial lender and was promoted to VP/Chief Credit Administration Officer in 2011. Prior to joining Eagle, Mr. Field worked for US Bank in Nevada as a Business Banking Officer and VP/Branch Manager. He holds a Bachelor of Science degree in Agricultural Business from Montana State University.

Ms. Nash joined Eagle as a Compliance Manager in 2006 and was promoted to VP/Compliance Officer in 2010. Prior to joining Eagle, Ms. Nash worked in the legal field. She holds her Juris Doctorate from the University of Idaho.

Under the new structure which streamlines the thirteen branch locations into five markets, oversight will be provided by Mike Mundt, current SVP/Chief Lending Officer, who will be promoted to Executive Vice President/Chief Community Banking Officer. Mr. Mundt joined the Company in 1988 as VP/Commercial lender. He holds a Bachelor of Arts degree in Business from Carroll College.

About the Company

Eagle Bancorp Montana, Inc. is a savings and loan holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007